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                                                                     Exhibit 3.8


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               SJL OF KANSAS CORP.


Pursuant to resolutions duly adopted by its Board of Directors and stockholders, and in accordance with the provisions of Section 17-6605 of the Kansas Statutes Annotated, as amended, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation, which supersede the original Articles of Incorporation, which were filed by the Secretary of State on the 11th day of August, 1950, and all Amendments to them:

         ARTICLE 1.  The name of the corporation is:

                               SJL OF KANSAS CORP.

         ARTICLE 2. The address of its registered office in the State of Kansas is 515 South Kansas Avenue, Topeka, Kansas 66603, County of Shawnee. The name of its registered agent at such address is The Corporation Company, Inc.

         ARTICLE 3. The nature of the business or purposes to be conducted or promoted is:

                  To engage in any lawful act or activity for which a corporation may be organized under the General Corporation Code of Kansas.

         ARTICLE 4.

                  (a) Stock. The Corporation shall have authority to issue a total of one thousand (1,000) shares of capital stock, which shall be designated as Class A Common Stock, with a par value of $.01 per share (the "Class A Stock").

                  (b) Voting. The entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Class A Stock.

         ARTICLE 5. In furtherance and not in limitation of the powers conferred by statutes, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

         ARTICLE 6. Meetings of stockholders may be held within or without the State of Kansas, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Kansas at such place or places as may be designated from time to time by the Board of Directors in the by-laws
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of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

         ARTICLE 7. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         ARTICLE 8. The Corporation shall have perpetual existence.

         ARTICLE 9. The governing body of the Corporation shall be a Board of Directors of at least one member, each of whom shall be of legal age and at least one of whom shall be a citizen of the United States of America. Such Board of Directors shall have full power, direction, management and control over the affairs of the Corporation, subject, however, to the limitations provided in these Amended and Restated Articles of Incorporation.

         ARTICLE 10. These Amended and Restated Articles of Incorporation constitute all of the Articles of Incorporation of the Corporation. The original charter of the Corporation as filed in the office of the Kansas Secretary of State on August 11, 1950, and all amendments thereto and restatements thereof heretofore made and affected, are hereby repealed and superceded by these present Amended and Restated Articles of Incorporation. These Amended and Restated Articles of Incorporation were duly proposed by the Board of Directors and duly adopted by the stockholders in accordance with K.S.A. 17-6602 and K.S.A. 17-6605, as amended.

         IT IS HEREBY CERTIFIED that these Amended and Restated Articles of Incorporation, which amend and restate the Corporation's Articles of Incorporation as originally filed and as heretofore amended and restated, have been duly approved and proposed by the Board of Directors, and have been duly adopted by the stockholders, in accordance with the provisions of K.S.A. 17-6602 and K.S.A. 17-6605, as amended, and in full compliance with the currently existing Articles of Incorporation and By-Laws of the Corporation.


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         IN WITNESS WHEREOF, said SJL of Kansas Corp. has caused these Amended and Restated Articles of Incorporation of SJL of Kansas Corp. to be signed by J. Scott Enright, its Vice President and attested by David L. Wills, its Assistant Secretary, this 13th day of June, 2001.


                                       SJL OF KANSAS CORP.


                                       By   /s/ J. Scott Enright
                                         ---------------------------------------
                                                J. Scott Enright, Vice President

ATTEST:


By   /s/ David L. Wills
  ------------------------------------------
         David L. Wills, Assistant Secretary


STATE OF INDIANA           )
                           )  SS:
COUNTY OF MARION           )

         Be it remembered, that before me, Elizabeth Marie Ellis, a Notary Public in and for the County and State aforesaid, came J. Scott Enright, Vice President and David L. Wills, Assistant Secretary, of SJL of Kansas Corp., a corporation personally known to me to be the persons who executed the foregoing instrument of writing as Vice President and Assistant Secretary, respectively, and duly acknowledged the execution of the same this 13th day of June, 2001.



My Commission Expires:                    /s/ Elizabeth Marie Ellis
                                        ----------------------------------------
                                        Notary Public
   December 6, 2006

                                        Printed:  Elizabeth Marie Ellis
                                                --------------------------------
County of Residence:

  Hamilton
---------------------------


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